Exhibit 99.1

October 10, 2019

SG Blocks Partners with CMC Development Group on a $15 Million Affordable Housing Project – The Ridge Avenue Project; Subject to the Recently Announced Licensing Agreement

Announces first deal with CMC Development Group, The Ridge Avenue Project, a 100-unit building in Peoplestown, Atlanta GA with Grimshaw performing schematic design

NEW YORK--(BUSINESS WIRE)-- SG Blocks, Inc. (NASDAQ: SGBX), a leading designer, fabricator and innovator of container-based structures (“SG Blocks), today announced that it has partnered with CMC Development Group/Creative Container and Spaces/Eco Development LLC (hereinafter referred to as “CMC Development Group” or “CMC”) on a 100 unit building in Atlanta, known as The Ridge Avenue project – a $15.0 million affordable housing project. Ridge Avenue is the first deal of a new partnership between SG Blocks and CMC, which provides exclusive right of first refusal access to CMC’s deals and pipeline, subject to reasonable limits. In exchange for access to CMC’s backlog and pipeline projects and recommendation of SG Blocks to other businesses, SG Blocks will provide CMC 50,000 restricted stock units vesting over 2-years. The Ridge Avenue project is a residential project subject to SG Blocks’ recently announced license agreement with CPF MF 2019-1 LLC (“CPF MF”). As a result, CPF MF will arrange for the design build of the container based modular building for the project and SG Blocks will be entitled to the related fees under the license agreement.

Paul Galvin, Chairman and CEO of SG Blocks, commented, “We believe this relationship with CMC provides substantial mutual benefit for SG Blocks and CMC. CMC has played a vital role in bringing safe and affordable housing to Bronx residents for decades and we look forward to helping them scale their efforts.” SG Blocks gains access to CMC’s substantial pipeline and backlog of mid-rise affordable housing developments located primarily in the Bronx and Atlanta. In return, CMC receives upside opportunity in SG Blocks’ success in the form of restricted stock units.

Shaun Belle of CMC stated “CMC gains access to SG Blocks’ proprietary best-in-class container-based testing and modeling, and container preparation and building process. Furthermore, there is no better way to start this relationship then to be partnering on The Ridge Avenue Project, a 100-unit building in Atlanta. We expect Ridge Avenue to be the first of many deals SG Blocks and CMC does together. We are thrilled to have Grimshaw bringing their reputation, talent and resources into the Atlanta affordable housing market.”

Grimshaw chairman Andrew Whalley stated, “Grimshaw seeks to provide the very best in design excellence and sustainability in each of our projects. We are committed to creating affordable housing that provides a setting for healthy, sustainable living and we look forward to bringing these commitments to our partnership with SG Blocks and CMC Development.”

About CMC Development Group LLC

CMC Development Group’s goal is to improve the economic and environmental conditions of emerging urban markets through the development, acquisition and management of affordable residential and commercial properties. The core of CMC’s business is developing and managing residential and commercial real estate in Metropolitan New York and Atlanta area markets. CMC supports positive growth of urban neighborhoods it develops in through its Future Developers Program, Community Based Workforce and its Buy Local Construction Service Providers Program. CMC is focused on capitalizing on economic opportunities in urban areas while developing properties that focus on solid economic return, affordability and green building sustainability. CMC is a NYS Certified MBE.

About SG Blocks, Inc.

SG Blocks, Inc. is a premier innovator in advancing and promoting the use of code-engineered cargo shipping containers for safe and sustainable construction. The firm offers a product that exceeds many standard building code requirements, and also supports developers, architects, builders and owners in achieving greener construction, faster execution, and stronger buildings of higher value. Each project starts with GreenSteel™, the structural core and shell of an SG Blocks building, and then customized to client specifications. For more information, visit www.sgblocks.com.

Forward-Looking Statements

Certain statements in this press release constitute "forward-looking statements" within the meaning of the federal securities laws. Words such as "may," "might," "will," "should," "believe," "expect," "anticipate," "estimate," "continue," "predict," "forecast," "project," "plan," "intend," “target,” “opportunity” or similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. While SG Blocks believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to us on the date of this release. These forward-looking statements are based upon current estimates and assumptions and are subject to various risks and uncertainties, including without limitation those set forth in SG Blocks' filings with the Securities and Exchange Commission. Thus, actual results could be materially different. SG Blocks expressly disclaims any obligation to update or alter statements whether as a result of new information, future events or otherwise, except as required by law.

View source version on businesswire.com: https://www.businesswire.com/news/home/20191010005241/en/

Media

Rubenstein Public Relations

Christina Levin

Account Director

212-805-3029

clevin@rubensteinpr.com

or

Investor Relations

James Carbonara

Hayden IR

(646)-755-7412

james@haydenir.com

Brett Maas

Hayden IR

(646) 536-7331

brett@haydenir.com

Source: SG Blocks, Inc.

2